For Further Information:

The Sands Regent CCG Investor Relations

345 North Arlington Avenue 10960 Wilshire Blvd., Ste. 2050

Reno, NV 89501 Los Angeles, CA 90024

(775) 348-2210 (310) 477-9800

(775) 348-6241 Fax (310) 231-8663 Fax

Contact: Ferenc Szony, President and CEO Contact: Sean Collins, Senior Partner

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS FOURTH QUARTER AND

YEAR-END FINANCIAL RESULTS

  Fiscal-year revenue increases 14% from $81.1 million to $92.6 million

  Fiscal-year income from operations decreases 18% from $7.8 million to $6.4 million, primarily attributed to increased corporate expenses of $2.1 million

  Fiscal-year EBITDAR increases 3% from $14.8 million to $15.3 million

Reno, Nevada -- October 26, 2006 -- The Sands Regent (NASDAQ:SNDS) today announced financial results for its fiscal year 2006 and fourth quarter ended June 30, 2006.

For fiscal year 2006, the Company reported net revenues of $92.6 million, a 14% increase over $81.1 million in fiscal 2005 net revenues, partially reflecting $4.4 million in revenue from Dayton Depot, which was acquired on September 1, 2005.

Fiscal year 2006 net income was $2.4 million, or $0.34 per basic share, $0.32 diluted as compared to net income of $3.8 million, or $0.59 per share basic, $0.55 diluted for fiscal year 2005. Decreases in net income were primarily attributable to increased corporate expenses of $0.8 million for merger related expenses, $0.6 million in expenses related to the adoption of a new accounting standard for equity incentive plans and $0.7 million for increased legal and other corporate office costs. The Company's income from operations declined 18% year over year, from $7.8 million in fiscal 2005 to $6.4 million in fiscal 2006.

EBITDAR increased 3% year over year, from $14.8 million in fiscal 2005 to $15.3 million in fiscal 2006.

For the fourth quarter of 2006, ended June 30, the Company's net income totaled $23,000, or $0.00 per basic and diluted share, compared to net income of $1.4 million or $0.20 per basic share, $0.19 diluted in the year-ago quarter. Quarterly income from operations was $1.0 million, as compared to income from operations of $2.5 million in the fourth quarter of fiscal 2005.

Quarterly net revenues were $25.2 million, a 19% improvement over fourth-quarter 2005 net revenues of $21.2 million.

Quarterly EBITDAR decreased 19% year over year, from $4.4 million for the fourth quarter of 2005 to $3.5 million for the 2006 quarter.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, "Fiscal 2006 was a landmark year for The Sands Regent culminating in the agreement to merge with Herbst Gaming, Inc. of Las Vegas. On September 1 our shareholders approved the merger and we are awaiting final regulatory approval which is expected by year end."

About The Sands Regent

The Sands Regent owns and operates Rail City Casino in Sparks, Nevada, Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, and the Depot Casino and Red Hawk Sports Bar in Dayton, Nevada.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16).

The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company's property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store.

The Depot Casino and the Red Hawk Sports Bar, acquired on September 1, 2005, are located in Dayton, Nevada. The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, a restaurant and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots and a bar.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may", "will", "project", "might", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", "continue", or "pursue", or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of the Company. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the future performance of the Company's management team, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2006, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or other wise.

Contact:

Ferenc B. Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Senior Partner

CCG Investor Relations

(310) 477-9800

(Financial table follows)

THE SANDS REGENT
FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands except per share amounts)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2006	2005	2006	2005

Net revenues	$ 25,177	$ 21,184	$ 92,574	$ 81,132
Income from operations	$ 1,049	$ 2,478	$ 6,382	$ 7,775
Net income	$ 23	$ 1,434	$ 2,431	$ 3,831

Reconciliation of Income from operations to Adjusted income from operations
Income from operations	$ 1,049	$ 2,478	$ 6,382	$ 7,775
Loss on early termination of land lease	-	-	$ 419	-

Adjusted income from operations (1)	$ 1,049	$ 2,478	$ 6,801	$ 7,775

Reconciliation of net income to EBITDAR
Net income	$ 23	$ 1,434	$ 2,431	$ 3,831
Interest expense	$ 684	$ 395	$ 2,314	$ 2,238
Income tax provision	$ 408	$ 713	$ 1,637	$ 1,906
Loss on early termination of land lease	-	-	$ 419	-
Non-recurring insurance settlement (2)	-	-	$ -	(200)
Rent and management fees	$ 209	$ 199	$ 808	$ 772
Loss on disposal of property	$ 223	$ 9	$ 289	$ 73
Depreciation and amortization	$ 1,972	$ 1,610	$ 7,368	$ 6,221

EBITDAR (3)	$ 3,519	$ 4,360	$ 15,266	$ 14,841

Earnings per share
Basic	$ -	$ 0.20	$ 0.34	$ 0.59
Diluted	$ -	$ 0.19	$ 0.32	$ 0.55

(1) Adjusted income from operations includes and add back for the loss on early termination of land lease at Rail City
Casino. Adjusted income from operations is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity.
Since not all companies calculate this measure in the same manner, the Company's Adjusted income from operations measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the day to day operating performance of the properties.

(2) In June 2003, we realized a loss of $547,000, which stemmed from a personal injury lawsuit filed against us.
In October 2004, the Company received partial recovery of our loss in the amount of $200,000.

(3) EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, gain or (loss) on the sale or disposal of property and loss on early termination of land lease. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company's EBITDAR measure may not be comparable to similarly titled measures reported by other companies.
The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported "EBITDA" data. Gold Ranch has a substantial real property rent component and the Company believes
EBITDAR provides a more complete depiction of the Company's financial position and performance.
Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company's sole discretion, the rental expense would be available for other uses by the Company.

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